STOCK ESCROW AGREEMENT

STOCK ESCROW AGREEMENT, dated as of _______________, 2015 (“Agreement”), by and among ANDINA ACQUISITION CORP. II, a Cayman Islands exempted company (“Company”), Julio A. Torres, Mauricio Orellana, Eric Carrera, Marjorie Hernandez, B. Luke Weil, Matthew S. N. Kibble, Edward G. Navarro, LWEH1 LLC, LWEH2 LLC, Nicholas Weil, A. Lorne Weil Ryan Chang, Whitney Carlen Cox and Mendakota Casualty Company and Bob Goldstein (collectively “Initial Shareholders”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (“Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated as of __________, 2015 (“Underwriting Agreement”), with EarlyBirdCapital, Inc. (“EBC”) acting as representative of the several underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 4,000,000 units (“Units”) of the Company, plus an additional 600,000 Units if the Underwriters exercise their over-allotment option in full. Each Unit consists of one ordinary share of the Company, par value $0.0001 per share (“Ordinary Shares”), and one right (“Right”) to receive one-seventh of one Ordinary Share upon the Company’s initial business combination, all as more fully described in the Company’s final Prospectus, dated _____________, 2015 (“Prospectus”), comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-207037) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective on _____________, 2015 (“Effective Date”).

WHEREAS, the Initial Shareholders have agreed as a condition of the sale of the Units to deposit their Ordinary shares of the Company, as set forth opposite their respective names in Exhibit A attached hereto (collectively “Escrow Shares”), in escrow as hereinafter provided.

WHEREAS, the Company and the Initial Shareholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1.    Appointment of Escrow Agent. The Company and the Initial Shareholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.    Deposit of Escrow Shares. On or prior to the date hereof, each of the Initial Shareholders delivered to the Escrow Agent certificates representing such Initial Shareholder’s respective Escrow Shares, together with applicable share powers, to be held and disbursed subject to the terms and conditions of this Agreement. Each of the Initial Shareholders acknowledges that the certificate representing such Initial Shareholder’s Escrow Shares is legended to reflect the deposit of such Escrow Shares under this Agreement.

3.     Disbursement of the Escrow Shares.

3.1   The Escrow Agent shall hold the Escrow Shares during the period (the “Escrow Period”) commencing on the date hereof and (i) for 50% of the Escrow Shares, ending on the earlier of (x) one year after the date of the consummation of the Company’s initial business combination (as described in the Registration Statement, hereinafter a “Business Combination”) and (y) the date on which the closing price of the Company’s Ordinary Shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination and (ii) for the remaining 50% of the Escrow Shares, ending one year after the date of the consummation of an initial Business Combination. The Company shall promptly provide notice of the consummation of a Business Combination to the Escrow Agent. Upon completion of the Escrow Period, the Escrow Agent shall disburse such amount of each Initial Shareholder’s Escrow Shares (and any applicable share power) to such Initial Shareholder; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Shares; provided further, however, that if, within one year after the Company consummates a Business Combination, the Company (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders of such entity having the right to exchange their Ordinary Shares for cash, securities or other property, then the Escrow Agent will, upon receipt of a notice executed by the Chairman of the Board, Chief Executive Officer or other authorized officer of the Company, in form reasonably acceptable to the Escrow Agent, certifying that such transaction is then being consummated or such conditions have been achieved, as applicable, release the Escrow Shares to the Initial Shareholders. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3.

3.2   Notwithstanding Section 3.1, if the Underwriters do not exercise their over-allotment option to purchase an additional 600,000 Units of the Company in full within 45 days of the date of the Prospectus (as described in the Underwriting Agreement), the Initial Shareholders agree that the Escrow Agent shall return to the Company for cancellation, at no cost, the number of Escrow Shares determined by multiplying (a) the product of (i) 150,000, multiplied by (ii) a fraction, the numerator of which is 600,000 minus the number of Ordinary Shares purchased by the Underwriters upon the exercise of its over-allotment option, and the denominator of which is 600,000. The Company shall promptly provide notice to the Escrow Agent of the expiration or termination of the Underwriters’ over-allotment option and the number of Units, if any, purchased by the Underwriters in connection with their exercise thereof and instruct the Escrow Agent as to the number of Escrow Shares to return for cancellation, if any, and from whose account such shares should be refund.

4.     Rights of Initial Shareholders in Escrow Shares.

4.1   Voting Rights as a Shareholder. Subject to the terms of the Insider Letters described in Section 4.4 hereof and except as herein provided, the Initial Shareholders shall retain all of their rights as shareholders of the Company during the Escrow Period, including, without limitation, the right to vote such shares.

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4.2   Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Shareholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3   Restrictions on Transfer. During the Escrow Period, the only permitted transfers of the Escrow Shares will be (i) if the Initial Shareholder is an entity, as a distribution to partners, members or shareholders of the Initial Shareholder upon the liquidation and dissolution of the Initial Shareholder, (ii) by bona fide gift to a member of the Initial Shareholder’s immediate family or to a trust, the beneficiary of which is the Initial Shareholder or a member of the Initial Shareholder’s immediate family for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death of the Initial Shareholder, (iv) pursuant to a qualified domestic relations order, (v) by certain pledges to secure obligations incurred in connection with purchases of the Company’s securities, (vi) by private sales at prices no greater than the price at which the Escrow Shares were originally purchased or (vii) to the Company for cancellation in accordance with Section 3.2 above or in connection with the consummation of a Business Combination, in each case, except for clause (vii), on the condition that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter (as defined below) signed by the Initial Shareholder transferring the Escrow Shares.

4.4   Insider Letters. Each of the Initial Shareholders has executed a letter agreement with EBC and the Company, dated as indicated on Exhibit A hereto, and the form of which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of such Initial Shareholder in certain events, including but not limited to the liquidation of the Company.

5.     Concerning the Escrow Agent.

5.1   Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

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5.2   Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3   Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4   Further Assurances. From time to time on and after the date hereof, the Company and the Initial Shareholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5   Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6   Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

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5.7   Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

5.8   Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Escrow Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

6.     Miscellaneous.

6.1   Governing Law. In connection with Section 5-1401 of the General Obligations Law of the State of New York, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction. The parties hereto agree that any action, proceeding or claim arising out of or relating in any way to this Agreement shall be resolved through final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel and that the arbitrator panel’s decision shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. The cost of such arbitrators and arbitration services, together with the prevailing party’s legal fees and expenses, shall be borne by the non-prevailing party or as otherwise directed by the arbitrators. The Company hereby appoints, without power of revocation, Graubard Miller 405 Lexington Avenue New York, New York 10174 Fax No.: (212) 818-8881 Attn: David Alan Miller, Esq., as their respective agent to accept and acknowledge on its behalf service of any and all process which may be served in any arbitration, action, proceeding or counterclaim in any way relating to or arising out of this Agreement. The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the date of this Agreement. This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

6.2   Third Party Beneficiaries. Each of the Initial Shareholders hereby acknowledges that EBC is a third party beneficiary of this Agreement and this Agreement may not be modified or changed without the prior written consent of EBC.

6.3   Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

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6.4   Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5   Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6   Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to the Company, to:

Andina Acquisition Corp. Ii

250 West 57th St

Suite 2223

New York, NY 10107
Attn: Julio A. Torres, Chief Executive Officer

If to a Shareholder, to his address set forth in Exhibit A.

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Chairman

A copy (which copy shall not constitute notice) sent hereunder shall be sent to:

EarlyBirdCapital, Inc.

366 Madison Avenue

5th Floor

New York, New York 10017

Attn: General Counsel and Investment Banking Department

Facsimile: (212) 661-0200

and:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attn: David Alan Miller, Esq.

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and:

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attn: Robert J. Mittman, Esq.

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7   Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period specified in the Prospectus.

[Signature Page Follows]

WITNESS the execution of this Agreement as of the date first above written.

COMPANY:

ANDINA ACQUISITION CORP. II

By:
Name:
Title:

INITIAL SHAREHOLDERS:

Julio A. Torres

Mauricio Orellana

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Eric Carrera

Marjorie Hernandez

B. Luke Weil

Matthew S. N. Kibble

Edward G. Navarro

LWEH1 LLC

By:

LWEH2 LLC

By:

Nicholas Weil

A. Lorne Weil

Ryan Chang

Whitney Carlen Cox

Mendakota Casualty Company

By:

Bob Goldstein

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

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EXHIBIT A

Name and Address of Initial Shareholder	Number of Shares	Share Certificate Number	Date of Insider Letter

Julio A. Torres c/o Andina Acquisition Corp. II 250 West 57th St Suite 2223 New York, NY 10107	40,470	1	______________, 2015

Mauricio Orellana c/o Andina Acquisition Corp. II 250 West 57th St Suite 2223 New York, NY 10107	79,379	2	______________, 2015
Eric Carrera c/o Andina Acquisition Corp. II 250 West 57th St Suite 2223 New York, NY 10107	10,000	3	______________, 2015
Marjorie Hernandez c/o Andina Acquisition Corp. II 250 West 57th St Suite 2223 New York, NY 10107	54,623	4	______________, 2015
B. Luke Weil c/o Andina Acquisition Corp. II 250 West 57th St Suite 2223 New York, NY 10107	442,895	5	______________, 2015
Matthew S. N. Kibble c/o Andina Acquisition Corp. II 250 West 57th St Suite 2223 New York, NY 10107	21,000	6	______________, 2015
Edward G. Navarro c/o Andina Acquisition Corp. II 250 West 57th St Suite 2223 New York, NY 10107	7,000	7	______________, 2015
LWEH1 LLC c/o Andina Acquisition Corp. II 250 West 57th St Suite 2223 New York, NY 10107	30,000	8	______________, 2015
LWEH2 LLC c/o Andina Acquisition Corp. II 250 West 57th St Suite 2223 New York, NY 10107	25,000	9	______________, 2015
Nicholas Weil c/o Andina Acquisition Corp. II 250 West 57th St Suite 2223 New York, NY 10107	8,000	10	______________, 2015
A. Lorne Weil c/o Andina Acquisition Corp. II 250 West 57th St Suite 2223 New York, NY 10107	312,740	11	______________, 2015
Ryan Chang c/o Andina Acquisition Corp. II 250 West 57th St Suite 2223 New York, NY 10107	52,399	12	______________, 2015

Whitney Carlen Cox c/o Andina Acquisition Corp. II 250 West 57th St Suite 2223 New York, NY 10107	6,544	13	______________, 2015
Mendakota Casualty Company c/o Andina Acquisition Corp. II 250 West 57th St Suite 2223 New York, NY 10107	30,000	14	______________, 2015
Bob Goldstein c/o Andina Acquisition Corp. II 250 West 57th St Suite 2223 New York, NY 10107	30,000	15	______________, 2015